Exhibit 10.1

Amended and Restated Employment Agreement

This Amended and Restated Employment Agreement (the “Amended Agreement”) is made between Century Communities, Inc., a Delaware corporation (the “Company”), and Dale Francescon (the “Executive”), effective as of October 25, 2018 (“Effective Date”).

R e c i t a l s

Whereas, the Company has employed the Executive as its Co-Chief Executive Officer pursuant to an Amended and Restated Employment Agreement dated as of May 11, 2016 (the “Prior Agreement”), who further serves as Chairman of the Company’s Board of Directors;

Whereas, the Company and the Executive desire to modify the Prior Agreement and accordingly fully amend and restate the Prior Agreement pursuant to this Amended Agreement;

Now, Therefore, in consideration of the promises and mutual covenants herein and for other good and valuable consideration, the parties agree that the Prior Agreement is hereby amended and restated in its entirety to provide the following:

1.             General.  The parties agree that, subject to the terms hereof, the Executive shall continue to serve as Co-Chief Executive Officer of the Company and Chairman of its Board of Directors, after the Effective Date hereof in accordance with the terms and conditions set out in this Amended Agreement.

2.             Employment, Duties and Agreements.  The Company hereby agrees to continue to employ the Executive as its Co-Chief Executive Officer and Chairman of its Board of Directors at a location in Greenwood Village, Colorado, and the Executive hereby accepts such position and agrees to continue to serve the Company in such capacities on a full-time basis during the employment period fixed by Section 4 below (the “Employment Period”).  With the Executive’s consent, the Executive shall also be appointed as Co-Chief Executive Officer of each of the principal, direct and indirect operating subsidiaries of the Company, and may also be appointed to other positions with the Company consistent with his leadership role as Co-Chief Executive Officer of the Company.

(a)          The Executive shall have such duties and responsibilities as are consistent with the Executive’s position and as may be reasonably assigned by the Company’s Board of Directors (the “Board”) from time to time.  During the Employment Period, the Executive shall be subject to, and shall act in accordance with, all reasonable instructions and directions of the Board and all applicable policies and rules of the Company.

(b)          During the Employment Period, excluding any periods of paid time off to which the Executive is entitled, the Executive shall devote substantially his full working time and efforts to the performance of his duties and responsibilities hereunder and shall endeavor to promote the business and best interests of the Company.

(c)          During the Employment Period, the Executive shall not engage in any business activity other than on behalf of the Company without the express prior written approval of the Board.  It will not be a violation of this exclusivity provision for the Executive to (i) manage the Executive’s personal, financial and legal affairs, (ii) acquire, invest, manage, construct, develop, and dispose of the Executive’s investments in apartments for-rent, multi-family properties, and non-residential real estate, directly or indirectly in any capacity, provided such activities do not take a material amount of the Executive’s time and do not interfere with the Executive’s duties and obligations to the Company, or (iii) serve on charitable or civic boards or committees.

(d)          During the Employment Period, the Executive shall be nominated by the Board for election as member of the Board at each annual meeting of stockholders of the Company held during the Employment Period.  During the Employment Period, the Executive may also be a member of the board of directors of each principal operating subsidiary of the Company.

3.             Compensation.  As compensation for the agreements made by the Executive herein and the performance by the Executive of his obligations hereunder, during the Employment Period the Executive is entitled to receive the following compensation:

(a)          The Company shall pay the Executive, pursuant to the Company’s normal and customary payroll procedures, a base salary at the rate of $850,000 per annum (the “Base Salary”).  The Base Salary shall be reviewed at least annually for possible increase (but not decrease) in the Company’s sole discretion, as determined by the Compensation Committee of the Board (the “Compensation Committee”); provided, however, that the Executive shall be entitled to any annual cost-of-living increases in Base Salary that are granted to senior executives of the Company generally.  Any increase in Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Amended Agreement.  The term “Base Salary” as utilized in this Amended Agreement shall refer to Base Salary as so adjusted.

(b)          In addition to the Base Salary, the Executive shall be eligible to earn, for each fiscal year of the Company ending during the Employment Period, an annual cash performance bonus (an “Annual Bonus”) under the Company’s bonus plan or plans applicable to senior executives.  The amount of the Annual Bonus and the performance goals applicable to the Annual Bonus for any applicable year during the Employment Period shall be determined in accordance with the terms and conditions of said bonus plan as in effect from time to time with a threshold Annual Bonus opportunity equal to at least 87.5% of Base Salary (the “Threshold Bonus”), a target Annual Bonus opportunity equal to at least 175% of Base Salary (the “Target Bonus”) and a maximum Annual Bonus opportunity equal to at least 350% of Base Salary (the “Maximum Bonus”).  The terms and conditions of any such bonus plan shall be determined by the Compensation Committee in its sole discretion, except that the Threshold Bonus, Target Bonus and Maximum Bonus cannot be decreased from the levels set forth above, although they may be increased.  Any Annual Bonus shall be paid on or before March 15th of each calendar year immediately following the year in which compensation is earned in accordance with the applicable plan.

(c)          Pursuant to the Century Communities, Inc. 2017 Omnibus Incentive Plan, as amended from time to time or such predecessor or successor plan (the “Incentive Plan”), the Company has granted and may in the future grant to the Executive certain equity awards (collectively and including awards substituted therefor covering the securities of a successor company, the “Equity Awards”), including, without limitation, restricted shares of the Company’s common stock (the “Restricted Stock”), restricted stock units that are to be settled with shares of the Company’s common stock (the “RSUs”), performance-based awards that are to be settled with RSUs, and performance awards in the form of performance share units (“PSUs”).  The terms and conditions of the Equity Awards are and shall be set forth in an award agreement(s) entered into by the Company and the Executive in the form adopted by the Board or the Compensation Committee, as applicable, or as documented in minutes of meetings or consents of the Board or Compensation Committee and communicated to the Executive within five (5) days after any such term or condition is adopted (each, an “Equity Agreement,” and collectively, the “Equity Agreements”), as modified by the terms hereof.

(d)          During the Employment Period, (i) the Executive shall be eligible to participate in all other incentive plans, practices, policies and programs, and all savings and retirement plans, policies and programs, in each case that are applicable generally to senior executives of the Company; (ii) the Executive and the Executive’s eligible family members and other qualified dependents shall be eligible for participation in the welfare benefit plans, practices, policies and programs (including, if applicable, medical, dental, vision, disability, employee life, group life and accidental death insurance plans and programs) maintained by the Company for its senior executives; (iii) the Company shall reimburse the Executive up to $2,500 per month for premiums paid by or on behalf of the Executive for term life insurance coverage on the Executive’s life; (iv) the Executive shall be entitled to a $2,500 per month automobile and cell phone allowance; and (v) the Executive shall be entitled to such fringe benefits and perquisites as are provided or maintained by the Company to and for its senior executives from time to time, in accordance with the policies, practices, and procedures of the Company.

(e)          During the Employment Period, the Executive shall be entitled to personal time off in accordance with the Company’s policies and practices that are applicable to the Company’s senior executives.

(f)          During the Employment Period, the Company shall maintain (i) a directors’ and officers’ liability insurance policy, or an equivalent errors and omissions liability insurance policy, including fiduciary coverage, and (ii) an employment practices liability insurance policy.  Each such policy shall cover the Executive with scope, exclusions, amounts, and deductibles no less favorable to the Executive than those applicable to the Company’s senior executives and directors on the Effective Date, or any more favorable terms as may be available in the future to any other director or senior executive officer of the Company, while the Executive is employed with the Company and thereafter until the sixth (6th) anniversary of the Executive’s Scheduled Termination Date (as defined in Section 4)  or other Date of Termination (as defined in Section 5(b)).  Moreover, during the Employment Period and thereafter, the Company shall comply with the terms of its (i) bylaws with respect to indemnification of the Executive, and (ii) that certain indemnification agreement between the Company and the Executive dated as of April 30, 2013 and shall not repeal or modify the indemnification provisions contained therein in any manner that would adversely affect any right or protection of the Executive thereunder.

(g)          The Company shall reimburse the Executive for all reasonable business expenses upon the presentation of statements of such expenses in accordance with the Company’s policies and procedures now in force or as such policies and procedures may be modified with respect to all senior executives of the Company.

(h)          The Company shall pay or the Executive shall be reimbursed for reasonable and documented attorneys’ fees and costs incurred by the Executive in connection with the negotiation, drafting and review of this Amended Agreement up to $25,000, provided that any such payment will be made on or before December 31, 2018.

4.            Employment Period.  For purposes of this Amended Agreement, the Employment Period shall commence on the Effective Date and terminate on the fifth (5th) anniversary of the Effective Date (the “Initial Term”), provided that on the fifth (5th) anniversary of the Effective Date and on each anniversary thereafter, the Employment Period shall automatically be extended for additional one-year periods unless either party provides the other party with notice of non-renewal at least ninety (90) days before any such anniversary (the anniversary date on which the Employment Period terminates shall be referred to herein as the “Scheduled Termination Date”).  Notwithstanding the foregoing, the Executive’s employment hereunder may be terminated during the Employment Period prior to the Scheduled Termination Date upon the earliest to occur of any one of the following events (at which time the Employment Period shall be terminated):

(a)          Death.  The Executive’s employment hereunder shall terminate upon his death.

(b)          Disability.  The Company shall be entitled to terminate the Executive’s employment hereunder for Disability. For purposes of this Amended Agreement, the term “Disability” shall mean the Executive’s inability by reason of physical or mental illness to fulfill his obligations hereunder for one hundred twenty (120) consecutive days or a total of one hundred eighty (180) days in any twelve (12) month period which, in the reasonable opinion of an independent physician selected by the Company or its insurers and reasonably acceptable to the Executive or the Executive’s legal representative, renders the Executive unable to perform the essential functions of his job, even after reasonable accommodations are made by the Company.

(c)          Cause.  The Company may terminate the Executive’s employment hereunder for Cause.  For purposes of this Amended Agreement, the term “Cause” shall mean:

(i)          conviction (or a plea of nolo contendere) by the Executive to a felony;

(ii)         acts of fraud, dishonesty or misappropriation committed by the Executive and intended to result in substantial personal enrichment at the expense of the Company;

(iii)       willful misconduct by the Executive in the performance of the Executive’s material duties required by this Amended Agreement which is likely to materially damage the financial position or reputation of the Company, which is not cured within thirty (30) days following receipt by the Executive of a Notice of Termination (as defined under Section 5 below) from the Company; or

(iv)      a material breach of this Amended Agreement by the Executive which is likely to materially damage the financial position or reputation of the Company and which is not cured within thirty (30) days following receipt by the Executive of a Notice of Termination (as defined under Section 5 below) from the Company.

The foregoing is an exclusive list of the acts or omissions that shall be considered Cause.  Notwithstanding the foregoing, the termination of the Executive shall not be deemed to be for Cause unless and until: (A) the Board shall have provided the Executive with a Notice of Termination (as defined in Section 5 below) specifying in detail the basis for the termination of employment for Cause and the provision(s) under this Amended Agreement on which such termination is based, and (B) in the case of subsections (iii) and (iv) above, the Executive shall have had the opportunity to cure such breach within the time period specified, and (C) in all cases where Cause is alleged, the Executive shall have had a reasonable opportunity to prepare and present his case to the full Board (with the assistance of his own counsel) before any termination for Cause is finalized by a vote of a majority of the Board, including a majority of independent directors (not including the vote of the Executive).

For purposes of this Amended Agreement, no act or failure to act of the Executive shall be willful or intentional if performed in good faith with the reasonable belief that the action or inaction was in the best interest of the Company.  In addition, nothing herein shall limit or otherwise prevent the Executive from challenging judicially any determination of Cause as made by the Board hereunder.

(d)          Without Cause.  The Company may terminate the Executive’s employment hereunder during the Employment Period without Cause.  For purposes of this Amended Agreement, a notice of non-renewal given by the Company as provided in Section 4 above shall be treated as a termination of employment by the Company without Cause.

(e)          For Good Reason.  The Executive may terminate his employment hereunder for Good Reason.  For purposes of this Amended Agreement, “Good Reason” shall mean:  (i) a material breach of this Amended Agreement by the Company (including the Company’s withholding or failure to pay compensation when due to the Executive, and including a violation of Section 13(i) below); (ii) relocation of the Company’s headquarters or the primary location where the Executive works to a location more than twenty-five (25) miles from the Company’s office in Greenwood Village, Colorado as of the Effective Date; (iii) a material reduction in the Executive’s titles, duties, authority, or responsibilities, or the assignment to the Executive of any duties materially inconsistent with the Executive’s position, authority, duties, or responsibilities without the written consent of the Executive; (iv) a reduction in the Executive’s annual Base Salary or Annual Bonus opportunity or other compensation, as currently in effect or as may be increased from time to time, including, but not limited to, elimination or reduction in the Executive’s participation in the Incentive Plan for reasons other than those specified in such plan; (v) the failure of the Company to nominate the Executive for election as a member of the Board; (vi) the failure of the Company’s stockholders to elect the Executive as a member of the Board; (vii) the removal of the Executive as a member of the Board by the Company’s stockholders; (viii) the failure of the Board to elect the Executive as its Chairman of the Board; or (ix)  the failure by the Company to obtain a satisfactory agreement from any successor of the Company requiring such successor to assume and agree to perform all obligations under this Amended Agreement.  With respect to the acts or omissions set forth in this Section 4(e), (A) the Executive shall provide the Board with a Notice of Termination (as defined in Section 5 below) within ninety (90) days after the initial existence of the circumstances constituting Good Reason specifying in detail the basis for the termination of employment for Good Reason and the provision(s) under this Amended Agreement on which such termination is based, (B) the Company shall have thirty (30) days to cure the matters specified in the notice delivered, and (C) if uncured, the Executive must terminate his employment with the Company within ninety (90) days after the expiration of the Company’s cure period in order for such termination to be considered to be for Good Reason.

(f)          Voluntarily.  The Executive may voluntarily terminate his employment hereunder, without Good Reason, provided that the Executive provides the Company with notice of his intent to terminate his employment at least thirty (30) days in advance of the Date of Termination (as defined in Section 5 below).

(g)          Retirement.  The Executive may voluntarily terminate his employment hereunder at any time by reason of Retirement.  For purposes of this Amended Agreement, “Retirement” shall mean the Executive’s voluntary termination of his employment upon satisfaction of the following conditions:  (i) the Executive has reached (or will reach on the Date of Termination) the age of sixty (60) along with at least twenty (20) years of employment with the Company (for purposes of this Amended Agreement, it is agreed that the Executive’s employment with the Company commenced on November 1, 2000); and (ii) the Executive provides the Company with a Notice of Termination stating his intent to terminate his employment due to Retirement at least ninety (90) days in advance of the Date of Termination (as defined in Section 5 below).

5.             Termination Procedure.

(a)         Notice of Termination.  Any termination of the Executive’s employment by the Company or by the Executive during the Employment Period (other than a termination on account of the death of the Executive) shall be communicated by a written “Notice of Termination” to the other party hereto in accordance with Section 13(a) below.

(b)          Date of Termination.  “Date of Termination” shall mean: (i) if the Executive’s employment is terminated by his death, the date of his death, (ii) if the Executive’s employment is terminated due to his Disability pursuant to Section 4(b) above, on the date the Executive receives Notice of Termination from the Company, (iii) if the Executive voluntarily terminates his employment (other than for Good Reason), the date specified in the notice given pursuant to Section 4(f) or Section 4(g) above, as the case may be, which shall not be less than thirty (30) days after the Notice of Termination (or ninety (90) days in event of Retirement), (iv) if the Executive terminates his employment for Good Reason, the date specified in the notice given pursuant to Section 4(e) which shall not be more than ninety (90) days after the expiration of the Company’s cure period, and (v) if the Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within thirty (30) days, or any alternative time period agreed upon by the parties, after the giving of such notice) set forth in such Notice of Termination (subject to the rights granted to the Executive under Section 4(c) above).

6.             Termination Payments.

(a)          Without Cause or for Good Reason, Including in Connection with a Change in Control.  In the event the Employment Period terminates under this Amended Agreement as a result of the Company terminating the Executive’s employment without Cause (other than pursuant to Sections 4(a) or 4(b)) or the Executive terminating his employment for Good Reason:

(i)          The Company shall pay or grant, as applicable, to the Executive, upon the Date of Termination (or as otherwise provided below):

(A)          (i) the Executive’s unreimbursed business expenses and Base Salary through the Date of Termination (to the extent not theretofore paid) (the “Accrued Benefits”); and (ii) two (2) times the Executive’s Base Salary, in each case payable in a lump sum (the “Base Severance”);

(B)          in lieu of any Annual Bonus under Section 3(b) for the fiscal year in which the Executive’s employment terminates, a lump sum amount equal to the greater of:  (i) two (2) times the Executive’s average Annual Bonus for the three (3) completed fiscal years immediately preceding the Date of Termination; or (ii) two (2) times the Executive’s potential Target Bonus for the year in which the Date of Termination occurs (the “Base Incentive”);

(C)          (i) any fully vested Equity Awards previously granted to the Executive, if not then already delivered or paid, shall be delivered or paid to the Executive on the Date of Termination; (ii) any Equity Awards that the Executive would have been granted or would have received for the fiscal year in which the Executive’s employment terminated as though his employment had not terminated and assuming all conditions or parameters to such receipt at the target level have been fully satisfied will be 100% vested and delivered or paid to the Executive on the Date of Termination (or such later date promptly following the date any conditions applicable to such awards have been satisfied); (iii) with regard to Equity Awards held by the Executive as of the Date of Termination not then based on performance, any such unvested Equity Awards will be 100% vested and delivered or paid to the Executive on the Date of Termination; and (iv) with regard to any Equity Awards held by the Executive as of the Date of Termination the amount of which is based on the attainment of specified levels of performance, the amount of such Equity Awards to be vested and delivered to the Executive shall be equal to the greater of: (1) the amount payable upon attainment of the target level for performance without proration of any kind; or (2) if actual performance has exceeded the target level, the actual performance achieved based on a proration of the original performance goals as hereinafter described (but without proration based on the Executive’s actual period of service). For purposes of subparagraph (iv), actual performance achieved will be determined utilizing the Company’s cumulative financial results from the beginning of the performance period through the last completed quarter immediately prior to the Date of Termination (the “Measurement Period”).  The actual performance for the Measurement Period will then be compared to time-adjusted performance goals (at all levels) determined by multiplying the performance goals for the original performance period by a fraction, the numerator of which is the number of days in the Measurement Period and the denominator of which is the total number of days in the original performance period.  Each performance based Equity Award subject to this provision will be calculated based on the performance measures, interpolation methods or other criteria set forth in the particular Equity Agreement to determine if it will be vested and paid at target or a higher level.  To the extent that the formula in subparagraph (iv) cannot be applied to any performance based Equity Awards because the performance goals cannot reasonably be pro-rated as indicated above, then performance as of the Date of Termination will be calculated as set forth in the applicable Equity Agreement in accordance with the termination provisions thereof; and

(D)          any Annual Bonus(es) that the Executive earned for any fiscal year(s) prior to the fiscal year in which the Executive’s employment terminated to the extent that such Annual Bonus(es) had not yet been paid before the Date of Termination.

Notwithstanding any provision of Section 6(a)(i)(C) above, (i) in lieu of any Equity Award to be granted as a result of a termination under Section 6(a), but not for any previously granted Equity Award, the Company may determine to pay the Executive in cash the fair market value of such Equity Award as reasonably determined by the Company based on the closing price of the Company’s common stock on the Date of Termination if the Company determines that the grant of such Equity Award is not then permissible under the Incentive Plan; and (ii) any holding period requirement applicable to any Equity Award described in Section 6(a)(i)(C) above will continue to apply after the Date of Termination except in the case of a Change in Control (as defined in Exhibit A attached hereto), in which event any holding period requirements will be eliminated.

(ii)         If the Executive timely elects continuation coverage under the Company’s group medical plan for the Executive and his covered dependents pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), and Section 601 of the Employee Retirement Income Security Act of 1974, as amended (which provisions are commonly known as “COBRA”), in accordance with ordinary plan practices, the Company shall pay, for up to eighteen (18) months, that portion of the COBRA premium payable by the Executive that is in excess of the premium payable by the Executive for the level of coverage the Executive and his covered dependents are enrolled in the Company’s group medical plan at the Date of Termination, to the extent permitted under the terms of the Company’s medical plan; provided, however, that if the Executive and his covered dependents become eligible to receive comparable medical benefits under another employer provided plan, the Company’s obligation to make COBRA payments described herein shall be terminated.  Unless direct payment by the Company of such COBRA payments is permitted by applicable law, the Executive shall pay the full cost of the premiums for such coverage, as determined and set under the then current practices of the Company, on the first day of each month such coverage is provided and the Company shall reimburse the Executive the excess, if any, of the amount the Executive pays for COBRA continuation coverage above the amount of the applicable premium that the Executive would have paid for comparable coverage if he had remained an executive officer of the Company during the period such coverage is provided (the “Reimbursement Amounts”).  Any Reimbursement Amounts to be paid by the Company to the Executive under this Section 6(a)(ii) shall be made on the tenth (10th) day of each month the Executive pays the amount required by this Section 6(a)(ii) for COBRA continuation coverage, commencing on the first such date immediately following the effective date of the Release under Section 6(a)(vi) (the “First Reimbursement Date”), and any installment of the Reimbursement Amount that would have otherwise been paid prior to the First Reimbursement Date shall instead be accumulated and paid on the First Reimbursement Date.  To the extent the Executive is precluded from participation in the Company’s medical plan due to Medicare eligibility and/or requirements to enroll in Medicare, the Executive will receive the monthly COBRA subsidy amount for the balance of the COBRA continuation period.  The Executive shall promptly notify the Company of any changes in his eligibility for medical benefits coverage.

(iii)       To the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any vested benefits and other amounts or benefits required to be paid or provided or which the Executive is eligible to receive as of the Date of Termination under any plan, program, policy, practice, contract, or agreement of the Company and its affiliates (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

(iv)      If the Date of Termination under this Section 6(a) occurs within six (6) months preceding or within twenty-four (24) months following a Change in Control, the Company shall, in lieu of the payment provided for in subsection 6(a)(i)(B) above), pay the Executive an amount equal to the greater of:  (A) three (3) times Executive’s potential Target Bonus for the year in which the Date of Termination occurs; or (B) three (3) times the Executive’s average Annual Bonus for the three (3) completed fiscal years immediately preceding the Date of Termination.  In addition, the Company shall pay the Executive three (3) times the Executive’s Base Salary in a lump sum in lieu of the payment provided for in subsection 6(a)(i)(A) above.  For purposes of this Amended Agreement, “Change in Control” shall have the meaning specified on Exhibit A attached hereto.

(v)        For the avoidance of doubt, upon a termination of the Employment Period by the Company without Cause or by the Executive for Good Reason, the Executive shall not be entitled to any other compensation or benefits not expressly provided for in this Section 6(a), regardless of the time that would otherwise remain in the Employment Period had the Employment Period not been terminated without Cause or for Good Reason.  The Company shall have no additional obligations under this Amended Agreement except as provided in this Section 6(a), any vested benefits under any tax qualified pension plans of the Company, and continuation of health insurance benefits on the terms and to the extent required by COBRA or such other analogous legislation as may be applicable to the Executive.

(vi)       The payments and benefits provided under this Section 6(a), other than the Accrued Benefits described in Section 6(a)(i)(A) and the Other Benefits under Section 6(a)(iii), are subject to and conditioned upon: (A) the Executive executing a timely and valid release of claims (“Release”) in the form attached hereto as Exhibit B (but reflecting any subsequent changes in applicable law as provided therein) waiving all claims the Executive may have against the Company, it successors, assigns, affiliates, executives, officers and directors; (B) the Executive delivering the executed Release to the Company within twenty-one (21) days following the Date of Termination (the “Release Period”); (C) such Release and the waiver contained therein becoming effective; and (D) the Executive’s compliance with the restrictive covenants contained in Sections 9 and 10 of this Amended Agreement.  In the event that the Release Period spans two of the Executive’s taxable years, the payments and benefits provided under this Section 6(a), other than the Accrued Benefits described in Section 6(a)(i)(A) and the Other Benefits under Section 6(a)(iii), must be made in the second of the two taxable years.  In the event that payments are made hereunder prior to the execution of the Release and the Executive does not execute the Release in the time and manner set forth herein, the Executive shall promptly pay to the Company, together with interest from the date of payment to the date of repayment at the prime rate, such amounts or the value of such benefits so received.

(b)          Voluntary or for Cause.  If the Executive’s employment is terminated during the Employment Period by the Executive other than for Good Reason and other than by reason of Retirement or by the Company for Cause, then the Company shall pay the Executive upon the Date of Termination the Accrued Benefits and the Other Benefits and any benefits or compensation provided under the Equity Agreements shall be paid in accordance with such agreements.  Except as provided in this Section 6(b) or with respect to any vested benefits under any tax qualified pension plans of the Company and the continuation of health insurance benefits on the terms and to the extent required by COBRA or any other analogous legislation as may be applicable to the Executive, the Company shall have no additional obligations under this Amended Agreement.  Notwithstanding anything herein to the contrary, the Executive will not be required to execute a Release to receive the payments and benefits under this Section 6(b).

(c)          Death, Disability, or Retirement.  If the Executive’s employment is terminated during the Employment Period as a result of the Executive’s death, by the Company for Disability or by the Executive by reason of Retirement, then:

(i)          The Company shall pay or grant, as applicable, the Executive or the Executive’s estate, as the case may be, within thirty (30) days following the Date of Termination (or otherwise as provided below):

(A)          the Accrued Benefits and Other Benefits;

(B)          Equity Awards held by the Executive on the Date of Termination shall be vested, delivered and paid in the same manner as provided in Section 6(a)(i)(C)(i), (iii) and (iv), except that (i) once the amount of each performance based Equity Award is determined under Section 6(a)(i)(C)(iv), the amount to be vested or delivered will be further reduced based on a fraction, the numerator of which is the number of days the Executive was employed in the fiscal year in which the Executive’s employment terminated and the denominator of which is the total number of days in such fiscal year, and, to the extent the performance period related to an Equity Award is in excess of a single fiscal year, this calculation shall be based on a numerator which is the number of days the Executive was employed in the performance period and the denominator which is the total days in the performance period; and (ii) in the event of Retirement, the Executive shall continue to vest and be paid for any performance based Equity Awards in accordance with the terms in place for the performance based Equity Awards as if his Retirement had not occurred;

(C)          in lieu of any Annual Bonus under Section 3(b) for the fiscal year in which the Executive’s employment terminates, a lump sum amount equal to the Annual Bonus that would have become payable in cash to the Executive for that fiscal year if his employment had not terminated, based on performance actually achieved in that year (determined by the Board following completion of the performance year and paid at the time specified in the applicable plan), multiplied by a fraction, the numerator of which is the number of days the Executive was employed in such fiscal year and the denominator of which is the total number of days in such fiscal year; and

(D)          any Annual Bonus(es) that the Executive earned for any fiscal year(s) prior to the fiscal year in which the Executive’s employment terminated to the extent that such Annual Bonus(es) had not yet been paid before the Date of Termination.

Notwithstanding any provision of Section 6(c)(i)(B) above, in lieu of any Equity Award to be granted pursuant to Section 6(c)(i)(B) as a result of a termination under Section 6(c), but not for any previously granted Equity Award, the Company may determine to pay the Executive in cash the fair market value of such Equity Award as reasonably determined by the Company based on the closing price of the Company’s common stock on the Date of Termination if the Company determines that the grant of such Equity Award is not then permissible under the Incentive Plan.

(ii)          If the Executive or his covered dependents timely elect COBRA continuation coverage under the Company’s group medical plan, in accordance with ordinary plan practices, the Company shall pay that portion of the COBRA premium payable by the Executive or such covered dependents that is in excess of the premium payable by the Executive for the level of coverage the Executive and such covered dependents are enrolled in the Company’s group medical plan at the Date of Termination for up to the maximum COBRA continuation period following the Date of Termination, to the extent permitted under the terms of the Company’s medical plan; provided, however, that if the Executive becomes eligible to receive comparable medical benefits under another employer provided plan, then the Company’s obligation to make COBRA payments described herein shall be terminated.  Unless direct payment by the Company of such COBRA payments is permitted by applicable law, the Executive or covered dependent shall pay the full cost of the premiums for such coverage, as determined and set under the then current practices of the Company, on the first day of each month such coverage is provided and the Company shall reimburse the Executive or covered dependent the excess, if any, of the amount the Executive or covered dependent pays for COBRA continuation coverage above the amount of the applicable premium that the Executive would have paid for comparable coverage if he had remained an executive officer of the Company during the period such coverage is provided.  Any such Reimbursement Amounts to be paid by the Company to the Executive or covered dependent under this Section 6(c)(ii) shall be made on the tenth (10th) day of each month the Executive pays the amount required by this Section 6(c)(ii) for COBRA continuation coverage, and, if applicable, commencing on the First Reimbursement Date, and any installment of the Reimbursement Amount that would have otherwise been paid prior to the First Reimbursement Date shall instead by accumulated and paid on the First Reimbursement Date.  To the extent the Executive or covered dependent is precluded from participation in the Company’s medical plan due to Medicare eligibility and/or requirements to enroll in Medicare, the Executive or covered dependent will receive the monthly COBRA subsidy amount for the balance of the COBRA continuation period.  The Executive or covered dependent shall promptly notify the Company of any changes in his or her eligibility for medical benefits coverage.

(iii)          The Company shall have no additional obligations under this Amended Agreement except as provided in this Section 6(c), or pursuant to the terms of the Equity Agreements, and except for any vested benefits under any tax qualified pension plans of the Company, and continuation of health insurance benefits on the terms and to the extent required by COBRA or any other analogous legislation as may be applicable to the Executive.

(iv)          Except in the event of the Executive’s death or a termination by the Company for Disability, the Executive will be required to execute a Release as set forth in Section 6(a)(vi) above to receive the payments, grants, vesting and benefits under this Section 6(c), other than the benefits provided under Section 6(c)(i)(A).

(d)          Mitigation.  In no event shall the Executive be obligated to seek other employment or to take any other action by way of mitigation of the amounts payable to the Executive under the provisions of this Section 6.

(e)          Termination from the Board and any Offices Held.  Upon termination of the Executive’s employment for any reason, the Executive agrees that the Executive’s membership on the Board, the board of directors of any of the Company’s subsidiaries or affiliates, any committees of the Board, any committees of the board of directors of any of the Company’s subsidiaries or affiliates and any and all offices held, if applicable, shall be automatically terminated.  The Executive hereby agrees to cooperate with the Company and its subsidiaries and affiliates and to execute any documents reasonably required by them or competent authorities to effect this provision.

7.             Excise Tax Limitation.

(a)          Payment Limitation.  Notwithstanding anything contained in this Amended Agreement (or in any other agreement between the Executive and the Company) to the contrary, to the extent that any payments and benefits provided under this Amended Agreement or any other plan or agreement of the Company (such payments or benefits are collectively referred to as the “Payments”) would be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Code, the Payments shall be reduced if and to the extent that a reduction in the Payments would result in the Executive retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the Excise Tax), than he would have retained had he been entitled to receive all of the Payments (such reduced amount is hereinafter referred to as the “Limited Payment Amount”).  The Company shall reduce the Payments by first reducing or eliminating payments or benefits which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the date the “Determination” (as defined in Section 7(b) below) is delivered to the Company and the Executive.

(b)          Determination and Dispute.  The determination as to whether the Payments shall be reduced to the Limited Payment Amount and the amount of such Limited Payment Amount (the “Determination”) shall be made at the Company’s expense by an accounting or consulting firm selected by the Company and reasonably acceptable to the Executive (the “Firm”).  The Firm shall provide the Determination in writing, together with detailed supporting calculations and documentation, to the Company and the Executive on or prior to the effective date of termination of the Executive’s employment if applicable, or at such other time as requested by the Company or by the Executive.  Within ten (10) days of the delivery of the Determination to the Executive, the Executive shall have the right to dispute the Determination (the “Dispute”) in writing setting forth the precise basis of the Dispute.  If there is no Dispute, the Determination shall be binding, final and conclusive upon the Company and the Executive.

(c)          Excise Tax is Obligation of the Executive.  Any Excise Tax with respect to the Executive’s Payments shall be the sole obligation of the Executive, subject to any tax withholding obligation imposed on the Company with respect thereto.

8.            Compliance with Section 409A.  This Amended Agreement and the payments hereunder are intended to be exempt, to the greatest extent possible, from the requirements of Section 409A of the Code, and to the extent not so exempt, to comply with the requirements of Section 409A of the Code, and shall be construed and administered consistent with, and to give full effect to, such intent.  The payments to the Executive pursuant to this Amended Agreement are also intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation § 1.409A-1 (b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation § 1.409A-1(b)(4).  In the event the terms of this Amended Agreement would subject the Executive to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company and the Executive shall cooperate diligently to amend the terms of the Amended Agreement to avoid such 409A Penalties, to the extent possible; provided that such amendment shall not increase or reduce (in the aggregate) the amounts payable to the Executive hereunder.  Any taxable reimbursement payable to the Executive pursuant to this Amended Agreement shall be paid to the Executive no later than the last day of the calendar year following the calendar year in which the Executive incurred the reimbursable expense.  Any amount of expenses eligible for taxable reimbursement, or such in-kind benefit provided, during a calendar year shall not affect the amount of such expenses eligible for reimbursement, or such in-kind benefit to be provided, during any other calendar year.  The right to such reimbursement or such in-kind benefits pursuant to this Amended Agreement shall not be subject to liquidation or exchange for any other benefit.  Any right to a series of installment payments pursuant to this Amended Agreement is to be treated as a right to a series of separate payments.  A termination of employment shall not be deemed to have occurred for purposes of this Amended Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Code.  If on the date of termination of employment the Executive is a “specified employee” within the meaning of that term under Section 409A of the Code, then, notwithstanding any other provision herein, with regard to any payment or benefit that is properly treated as nonqualified deferred compensation under Section 409A (after taking into account all exclusions applicable to such payment or benefit) and is payable on account of such separation from service, such payment or benefit shall not be made or provided prior to the expiration of the earlier of the six-month period measured from the date of such separation from service, or the Executive’s death.  All payments and benefits delayed pursuant to the preceding provisions of this Section 8 shall be paid to the Executive on the first payroll date following the end of the delay period.

9.             Protection of Trade Secrets and Confidential Information.

(a)          Acknowledgments Regarding “Confidential Information”.  In performing his duties as an executive of the Company, the Executive acknowledges that he will have access to documents, trade secrets, and other confidential and proprietary information which consists of information known by the Executive as a consequence of his employment with the Company (including information originated, discovered and/or developed by the Executive).  The Executive acknowledges: (i) that all of the Confidential Information, as defined in Section 9(b) below, made accessible to the Executive shall be provided only in strict confidence; (ii) that unauthorized disclosure of Confidential Information may damage the Company’s business; (iii) that Confidential Information could be susceptible to immediate competitive application by a competitor of the Company; (vi) that the Company’s business is substantially dependent on access to and the continuing secrecy of Confidential Information; (v) that Confidential Information is novel, unique to the Company and known only to the Executive, the Company and certain key employees and contractors of the Company; (vi) that the Company shall at all times retain ownership and control of all Confidential Information; and (vii) that the restrictions contained in this Amended Agreement are reasonable and necessary for the protection of the Company’s legitimate business interests.

(b)          Definition of Confidential Information.  The term “Confidential Information” means confidential and proprietary information of the Company, including, but not limited to, (i) information not generally known outside the Company such as information which is unique to the Company, (ii) information about the Company’s real estate investments, projects, developments, business plans, financial plans, products, processes and services, research and development activities, client lists, marketing techniques, pricing policies, financial targets, financial information and projections, and (iii) any trade secret information as that term is defined in the Colorado Uniform Trade Secrets Act, C.R.S. § 7-74-101 et seq.  However, the term Confidential Information shall not include information that:  (w) becomes generally available to and known by the public; (x) was available to the Executive on a non-confidential basis prior to its disclosure; (y) becomes available to the Executive from a source other than the Company, provided that the Executive has no knowledge that such source is prohibited from disclosing such information to the Executive by a contractual, legal or fiduciary obligation to the Company; or (z) the Executive has independently developed with no reliance on or access to any of the information provided directly or indirectly by the Company.

(c)          The Executive’s Use of Confidential Information.  Except in connection with and in furtherance of the Executive’s work on the Company’s behalf, the Executive shall not, without the Company’s prior written consent, at any time, directly or indirectly:  (i) use any Confidential Information for any purpose; or (ii) disclose or otherwise communicate any Confidential Information to any person or entity; or (iii) accept or participate in any employment, consulting engagement, or other business opportunity that inevitably will result in the disclosure or use of any Confidential Information.

(d)          Third-Parties’ Confidential Information.  The Executive acknowledges that the Company has received and in the future will receive from third parties confidential or proprietary information, and that the Company must maintain the confidentiality of such information and use it only for authorized purposes.  The Executive shall not use or disclose any such information except as authorized by the Company or the third party to whom the information belongs.

(e)          Ownership of Works.  The Executive agrees to promptly disclose in writing to the Company all inventions, discoveries, developments, improvements, and innovations (collectively referred to as “Inventions”) that the Executive has conceived or made during his employment with the Company; provided, however, that in this context “Inventions” are limited to those which (i) relate in any manner to the existing or contemplated business or research activities of the Company and its affiliates; (ii) are suggested by or result from the Executive’s work at the Company; or (iii) result from the use of the time, materials or facilities of the Company and its affiliates.  All Inventions will be the Company’s property rather than the Executive’s.  Should the Company request it, the Executive agrees to sign any document that the Company may reasonably require to establish ownership in any Invention.

(f)           Subsidiaries Included.  For purposes of this Section 9, the term “Company” includes all of the Company’s direct and indirect wholly-owned and majority-owned subsidiaries.

10.           Unfair Competition.  To protect the interests of the Company and its Confidential Information, and in consideration of the covenants and promises and other valuable consideration described in this Amended Agreement, the Executive agrees as follows:

(a)          Non-Compete.  The Executive will not, at any time during his employment and for a period of two (2) years following termination of his employment by the Company for Cause, by the Executive without Good Reason, or by the Executive by reason of Retirement, acting alone or in conjunction with others, directly or indirectly, engage (either as owner, investor, partner, stockholder, lender, employer, employee, consultant, advisor, member, or director) in any aspect of a Residential Project (as defined in Section 10(a)(ii) below) in the Geographic Region (as defined in Section 10(a)(iii) below), including, but not limited to, any land acquisition, land development, entitlements or construction, marketing, sale, financing or management of any Residential Project.

(i)          The Executive acknowledges that in light of his position, duties and responsibilities with the Company, the Executive will have access to and be familiar with the Company’s Confidential Information and trade secrets for each such Residential Project, and that this two (2) year non-compete provision is narrowly tailored and reasonable to protect the Company’s Confidential Information and trade secrets.

(ii)         For purposes of this Section 10, the term “Residential Project” shall mean any residential building project for which the Company has invested resources, performed due diligence, planned land development and/or initiated real estate acquisitions during the Executive’s employment with the Company.

(iii)        For purposes of this Section 10, the term “Geographic Region” shall mean (i) any and all counties in any state in which the Company has engaged in any Residential Project in the past or in which it is currently conducting any Residential Project, and (ii) any and all other counties in any state that the Company engages in any Residential Project in the future during the Executive’s employment with the Company.

(iv)        It is agreed that the ownership of not more than five percent (5%) of the equity securities of any company having securities listed on an exchange or regularly traded in the over-the-counter market shall not be deemed inconsistent with this Section 10.

(v)        It will not be a violation of this Section 10 or of Section 10(c) below for the Executive to acquire, invest, manage, construct, develop, or dispose of the Executive’s investments in apartments for-rent, multi-family properties, and non‑residential real estate, directly or directly, in any capacity.

(b)          Non-Solicitation of Company Employees.  The Executive agrees that the Company has invested substantial time and effort in assembling and training its present staff of personnel.  Accordingly, the Executive agrees that for a period of two (2) years following termination of employment by the Company for Cause, by the Executive without Good Reason or by the Executive by reason of Retirement, the Executive will not directly or indirectly induce or solicit or seek to induce or solicit on behalf of employee or others any of the Company’s employees to leave employment with the Company.

(c)          Non-Solicitation of Clients and Suppliers.  The Executive agrees that the Company’s relationships with its “Clients and Suppliers” (as such term is defined in this Section 10(c)) are solely the assets and property of the Company.  The Executive agrees that for a period of two (2) years following termination of the Executive’s employment by the Company for Cause, by the Executive without Good Reason or by the Executive by reason of Retirement, the Executive shall not directly or through others solicit or attempt to solicit any of the Company’s Clients and/or Suppliers for the purpose of providing products or services competitive to those offered by the Company.  This restriction applies only to those Clients and/or Suppliers with whom the Executive had “material contact” (as such term is defined in this Section 10(c)) on behalf of the Company.  “Material contact” means:  (i) direct personal contact with a Supplier or Client for the purpose of, respectively, purchasing real estate, materials or services for use by the Company or selling the Company’s real estate, products or services to Clients or (ii) any direct supervision of direct personal contacts other employees of the Company may have with Suppliers and/or Clients.  “Clients and Suppliers” are those clients or suppliers with whom the Executive had material contact within one (1) year prior to the termination of the Executive’s employment with the Company.  The terms “Client” and “Supplier” shall also include prospective Clients and Suppliers of the Company.

(d)          Acknowledgments.  The Executive acknowledges that the foregoing restriction on competition is fair and reasonable, given the nature and scope of the Company’s business operations and the nature of the Executive’s position with the Company.  The Executive also acknowledges that while employed by the Company, the Executive will have access to information that would be valuable or useful to the Company’s competitors, and therefore acknowledges that the foregoing restrictions on the Executive’s future employment and business activities are fair and reasonable.

(e)          Acknowledgments of Law.  The Executive acknowledges the following provisions of Colorado law, set forth in Colorado Revised Statutes § 8-2-113(2):

Any covenant not to compete which restricts the right of any person to receive compensation for performance of skilled or unskilled labor for any employer shall be void, but this subsection (2) shall not apply to:

any contract for the protection of trade secrets; or

executive and management personnel and officers and employees who constitute professional staff to executive and management personnel.

The Executive acknowledges that this Amended Agreement is a contract for the protection of trade secrets within the meaning of § 8-2-113(2)(b) and is intended to protect the Confidential Information identified above and that the Executive qualifies as executive personnel within the meaning of § 8-2-113(2)(d).

(f)           Subsidiaries Included.  For purposes of this Section 10, the term “Company” includes all of the Company’s direct and indirect wholly-owned and majority‑owned subsidiaries.

11.          Enforcement of Restrictive Covenants.  The Executive agrees and acknowledges that the remedies at law for any breach by the Executive of any provision of Section 9 or Section 10 of this Amended Agreement will be inadequate and that the Company shall be entitled to obtain injunctive relief against the Executive from a court of competent jurisdiction in the event of any breach of any provision of Section 9 or 10 of this Amended Agreement, in addition to seeking monetary damages as afforded by this Amended Agreement and applicable law.

12.           Cooperation.  The parties agree that certain matters in which the Executive will be involved during the term of this Employment Agreement may necessitate the Executive’s cooperation in the future.  Accordingly, following the termination of the Executive’s employment for any reason and provided such cooperation is not directly adverse to his legal interests, to the extent reasonably requested by the Board, the Executive shall cooperate with the Company and its subsidiaries and affiliates and their designated attorneys, representatives and agents in connection with matters arising out of the Executive’s service to the Company; provided that, the Company shall provide reasonable advance notice and make reasonable efforts to minimize disruption of Executive’s other activities.  The Company shall reimburse the Executive for reasonable expenses incurred in connection with such cooperation and the Company shall compensate the Executive at an hourly rate based on the Executive’s Base Salary on the Date of Termination within thirty (30) business days of receipt of supporting documentation of such expenses.

13.           Miscellaneous.

(a)          Any notice or other communication required or permitted under this Amended Agreement shall be effective only if it is in writing and shall be deemed to be given when delivered personally or four (4) days after it is mailed by registered or certified mail, postage prepaid, return receipt requested or one (1) day after it is sent by a reputable overnight courier service and, in each case, addressed as follows (or if it is sent through any other method agreed upon by the parties):

If to the Company:	Century Communities, Inc.
8390 East Crescent Parkway
Suite 650
Greenwood Village, CO 80111
Attn:  Chief Executive Officer

with a copy to:	Fox Rothschild LLP
222 South Ninth Street
Suite 2000
Minneapolis, MN 55402
Attn:  Amy E. Culbert, Esq.

If to the Executive:	Dale Francescon
8390 East Crescent Parkway
Suite 650
Greenwood Village, CO 80111

with a copy to:	SHERMAN & HOWARD L.L.C.
633 17th Street, Suite 3000
Denver, CO 80202
Attn:  Kathleen A. Odle

or to such other address as any party hereto may designate by notice to the others.

(b)          This Amended Agreement may be amended only by an instrument in writing signed by the parties hereto, and any provision hereof may be waived only by an instrument in writing signed by the party or parties against whom or which enforcement of such waiver is sought.  The failure of any party hereto at any time to require the performance by any other party hereto of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by any party hereto of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Amended Agreement.

(c)          The parties hereto acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this Amended Agreement and has had the opportunity to contribute to its revision.  Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Amended Agreement.  Rather, the terms of this Amended Agreement shall be construed fairly as to both parties hereto and not in favor or against either party.

(d)          The parties hereto hereby represent that they each have the authority to enter into this Amended Agreement, and the Executive hereby represents to the Company that the execution of, and performance of duties under, this Amended Agreement shall not constitute a breach of or otherwise violate any other agreement to which the Executive is a party.  The Executive hereby further represents to the Company that he will not utilize or disclose any confidential information obtained by the Executive in connection with any former employment with respect to his duties and responsibilities hereunder.

(e)          The Executive acknowledges that he has had a full and complete opportunity to consult with counsel and other advisors of his own choosing concerning the terms, enforceability and implications of this Amended Agreement, and that the Company has not made any representations or warranties to the Executive concerning the terms, enforceability or implications of this Amended Agreement other than as reflected in this Amended Agreement.

(f)          This Amended Agreement is binding on and is for the benefit of the parties hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives.  Neither this Amended Agreement nor any right or obligation hereunder may be assigned by the Executive.

(g)          The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume this Amended Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place.  As used in the Amended Agreement, the “Company” shall mean both the Company as defined above and any such successor that assumes this Amended Agreement, by operation of law or otherwise.

(h)          Any provision of this Amended Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this Section 13(h), be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Amended Agreement invalid, illegal, or unenforceable in any other jurisdiction.  If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

(i)          As material obligations of the Company hereunder: the Company shall employ Robert J. Francescon as its Co-Chief Executive Officer and as a member of the Company’s Board of Directors; the Company shall not: (a) terminate the employment of Robert J. Francescon without Cause; or (b) create or permit to exist any circumstance that would constitute “Good Reason” (as such term is defined in Robert J. Francescon’s employment agreement with the Company) which results in Robert J. Francescon terminating his employment under his employment agreement, unless in the case of clause (b) hereof, Robert J. Francescon consents in writing to such action.

(j)          The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Amended Agreement or the failure to assert any right the Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Amended Agreement.

(k)          Notwithstanding anything herein to the contrary, payment of amounts to the Executive under this Amended Agreement will be subject to applicable mandatory forfeiture or repayment provisions under the Sarbanes-Oxley Act of 2002 or any other applicable law, rule or regulation or stock exchange requirement, and the Company’s clawback and forfeiture policy, and if the Executive is required to forfeit or to make any repayment of any compensation or benefit(s) to the Company under the Sarbanes-Oxley Act of 2002, any other law, rule or regulation or any stock exchange requirement, or under the Company’s clawback and forfeiture policy, in each case which is applicable to the Company and the Executive, such forfeiture or repayment shall not constitute Good Reason under this Amended Agreement.

(l)          The obligations under this Amended Agreement shall be unfunded.  Payments and benefits payable under this Amended Agreement shall be paid from the general assets of the Company.  The Company shall have no obligation to establish any fund or to set aside any assets to provide benefits under this Amended Agreement.

(m)          The Company may withhold from any amounts payable to the Executive hereunder all federal, state, city or other taxes that the Company may reasonably determine are required to be withheld pursuant to any applicable law or regulation (it being understood that the Executive shall be responsible for payment of all taxes in respect of the payments and benefits provided herein).

(n)          This Amended Agreement shall be governed by and construed in accordance with the laws of the State of Colorado without reference to its principles of conflicts of law.

(o)          This Amended Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.  A facsimile or PDF of a signature shall be deemed to be and have the effect of an original signature.

(p)          The headings in this Amended Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

(q)          This Amended Agreement shall constitute the entire agreement among the parties hereto with respect to the Executive’s employment hereunder, and supersedes and is in full substitution for any and all prior understandings or agreements (including the Prior Agreement) with respect to the Executive’s employment.

(r)          Effective at the Effective Date, the Prior Agreement shall terminate and shall be superseded in its entirety by this Amended Agreement with respect to all aspects of the Executive’s employment with the Company on or after the Effective Date.  The Executive acknowledges and agrees that, as of the Effective Date, no event has occurred which constitutes Good Reason, as that term is defined in the Prior Agreement.  For the avoidance of doubt, the Prior Agreement shall continue to apply after the Effective Date with respect to any compensation or benefits due to the Executive through the Effective Date.

[Signature Page Follows]

In Witness Whereof, the parties have executed this Amended and Restated Employment Agreement as of the Effective Date first written above.

Executive:	/s/ Dale Francescon
Dale Francescon

Company:	Century Communities, Inc., a Delaware corporation

	By:	/s/ David L. Messenger
David L. Messenger,
Chief Financial Officer

EXHIBIT A

For purposes of the Amended Agreement, “Change in Control” shall mean the occurrence of any of the following events:

(a)          Any transaction or event resulting in the beneficial ownership of voting securities, directly or indirectly, by any “person” or “group” (as those terms are defined in Sections 3(a)(9), 13(d), and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules thereunder) having “beneficial ownership” (as determined pursuant to Rule 13d-3 under the Exchange Act) of securities entitled to vote generally in the election of directors (“voting securities”) of the Company that represent greater than 35% of the combined voting power of the Company’s then outstanding voting securities (unless the Executive has beneficial ownership of at least 35% of such voting securities), other than any transaction or event resulting in the beneficial ownership of securities:

(i)         by a trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company, or

(ii)         by the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the stock of the Company, or

(iii)         pursuant to a transaction described in clause (c) below that would not be a Change in Control under clause (c);

(b)          Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election by the Company’s stockholders, or nomination for election by the Board, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an election contest with respect to the election or removal of directors or other solicitation of proxies or consents by or on behalf of a person other than the Board;

(c)          The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (i) a merger, consolidation, reorganization, or business combination, (ii) a sale or other disposition of all or substantially all of the Company’s assets, or (iii) the acquisition of assets or stock of another entity, in each case, other than a transaction:

A-1

(i)         which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, greater than 25% of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii)       after which no person or group beneficially owns voting securities representing greater than 50% of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (ii) as beneficially owning greater than 50% of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or

(d)          The approval by the Company’s stockholders of a liquidation or dissolution of the Company.

For purposes of clause (a) above, the calculation of voting power shall be made as if the date of the acquisition were a record date for a vote of the Company’s stockholders, and for purposes of clause (c) above, the calculation of voting power shall be made as if the date of the consummation of the transaction were a record date for a vote of the Company’s stockholders.

A-2

EXHIBIT B

FORM OF SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (this “Separation Agreement”) is entered into by and between DALE FRANCESCON (the “Executive,” a term which includes the Executive’s spouse (if any), and all assigns, heirs, and successors in interest) and CENTURY COMMUNITIES, INC. (the “Company”), a term which for the purposes of this Separation Agreement includes Century Communities, Inc. or any affiliate or subsidiary thereof), and its directors, owners, officers and shareholders.  Pursuant to the mutual promises, covenants and commitments as referenced herein, the parties agree as follows:

14.          Termination of Employment.  The Executive’s employment with the Company ended on [____________] pursuant to the terms of an Amended and Restated Employment Agreement between the parties dated [___________] (hereinafter “Employment Agreement”), the terms of which are incorporated herein by reference.  Capitalized terms not otherwise defined herein have the respective meanings as set forth in the Employment Agreement.  Nothing herein shall affect in any way Executive’s rights with respect to the ownership or acquisition of any Company stock or securities and options or other rights to acquire any Company stock or securities, or any rights Executive has as a holder of any stock or securities of the Company.  For the avoidance of doubt, the treatment of the Executive’s rights with respect to its Equity Awards will be governed by the terms of the Equity Agreements and modified by the Employment Agreement.

15.           No Admissions.  The Executive and the Company agree that the entry of the parties into this Separation Agreement is not and shall not be construed to be an admission of liability on the part of any party hereto or hereby released.

16.         Adequacy of Consideration.  The parties acknowledge and agree that in the Employment Agreement, the Company offered certain severance payments conditioned upon the Executive’s execution of this Separation Agreement.  The Executive acknowledges that the severance payments offered by the Company constitute good and valuable consideration to which the Executive would otherwise not be entitled absent his execution of this Separation Agreement.

17.           Acknowledgement and Covenants Made by the Company for the Benefit of the Executive.  In consideration for the promises made by the Executive as set forth herein, the Company agrees to pay the Executive the conditional severance payments as set forth in Section 6 of the Executive’s Employment Agreement.

18.           Acknowledgements and Covenants made by the Executive for the benefit of the Company.  In consideration for the undertakings and promises of the Company as set forth in this Separation Agreement, the Executive:

(a)          acknowledges that he has been or by virtue of this Separation Agreement will be paid all compensation and benefits to which he is legally due;

(b)          acknowledges the enforceability of Sections 9 and 10 of his Employment Agreement with the Company and promises that he has been, currently is, and will continue to be in full compliance with Sections 9 and 10 of the Employment Agreement, which by their terms extend beyond and survive the termination of the employment relationship.

(c)          Unconditionally releases, discharges, and holds harmless the Company and the Company’s officers, directors, shareholders, employees, agents, attorneys and contractors, (hereinafter referred to collectively as “Releasees”) from each and every claim, cause of action, right, liability or demand of any kind and nature arising from the Executive’s relationship with the Company as an employee and officer of the Company, and from any claims which may be derived therefrom (collectively referred to as “claims”), that the Executive had, has, or might claim to have against the Company at the time the Executive executes this Separation Agreement, including but not limited to any and all claims:

(i)          arising from the Executive’s Employment Agreement with the Company, employment, pay, bonuses, employee benefits, and other terms and conditions of employment or employment practices of the Company;

(ii)         relating to the termination of the Executive’s employment with the Company or the surrounding circumstances thereof;

(iii)       relating to payment of any attorneys’ fees for the Executive; except for attorneys’ fees that may be provided in connection with a claim covered under the Company’s directors’ and officers’ liability (“D&O”) and employment practice liability (“EPL”) insurance policies for actions by the Executive within the scope of employment and within the coverage of the Company’s D&O and EPL insurance policies, or in connection with any indemnification agreement between the Executive and the Company for actions by the Executive within the scope covered by such agreement.

(iv)       based on discrimination on the basis of race, color, religion, sex, pregnancy, national origin, handicap, disability, or any other category protected by law under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, 42 USC § 1981, Executive Order 11246, the Equal Pay Act, the Americans With Disabilities Act, the Rehabilitation Act of 1973, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, as any of these laws may have been amended or any other similar federal, state or local labor, employment or anti-discrimination laws;

(v)        the Age Discrimination in Employment Act and the Older Workers Benefits Protection Act;

(vi)        based on any contract, tort, whistleblower, personal injury, or wrongful discharge theory; and

(vii)       based on any other federal, state or local constitution, regulation, law (statutory or common), or legal theory.

Except as otherwise may be provided in this Separation Agreement, it is understood and agreed that this is a full, complete and final general release of any and all claims described as aforesaid, and that the parties hereto agree that it shall apply to all unknown, unanticipated, unsuspected and undisclosed claims, demands, liabilities, actions or causes of action, in law, equity or otherwise, as well as those which are now known, anticipated, suspected or disclosed.  Notwithstanding the foregoing, the provisions of this Paragraph 5 shall not be deemed to be a release of any claims arising from the Executive’s ownership of stock or other equity securities of the Company or any other contractual relationship between the Executive and the Company not released under Paragraph 5(c) above, as limited by this paragraph, including, but not limited to, (A) any payments and benefits pursuant to Section 6 of the Employment Agreement, any equity award granted to the Executive by the Company, or the Indemnification Agreement between the Company and the Executive; (B) to be indemnified and advanced expenses in accordance with applicable law or the corporate documents of the Company, or to be covered under any applicable directors’ and officers’ liability insurance policies of the Company; and (C) with respect to any claims which arise after the Effective Date of this Release.

19.         Acknowledgements and Covenants made by the Company for the benefit of the Executive.  In consideration for the undertakings and promises of the Executive as set forth in this Separation Agreement, the Company:  Unconditionally releases, discharges, and holds harmless the Executive from each and every claim, cause of action, right, liability or demand of any kind and nature arising from the Executive’s relationship with the Company as an employee and officer of the Company, and from any claims which may be derived therefrom (collectively referred to as “claims”), that the Company had, has, or might claim to have against the Executive at the time the Executive executes this Separation Agreement, including but not limited to any and all claims:

(a)          arising from the Executive’s Employment Agreement with, or activities on behalf of, the Company;

(b)          based on any contract, tort, or common law theory; and

(c)          based on any other federal, state or local constitution, regulation, law (statutory or common), or legal theory.

Except as otherwise may be provided in this Separation Agreement, it is understood and agreed that this is a full, complete and final general release of any and all claims described as aforesaid, and that the Parties agree that it shall apply to all unknown, unanticipated, unsuspected and undisclosed claims, demands, liabilities, actions or causes of action, in law, equity or otherwise, as well as those which are now known, anticipated, suspected or disclosed.  Notwithstanding the foregoing, the provisions of this Paragraph 6 shall not be deemed to be a release of any claims arising under Sections 9 and 10 of the Employment Agreement.

7.             Executive’s Covenant Not to Sue or Accept Recovery.  The Executive covenants not to file a lawsuit against the Company or Releasee based on any claim released under this Separation Agreement.  It is understood and agreed that the following are not waived or barred by this Separation Agreement: (i) Claims related to the validity or challenging the enforceability of this Separation Agreement; (ii) Claims by either party to enforce this Separation Agreement; (iii) Claims which cannot legally be waived; (iv) Claims seeking state workers’ compensation or unemployment benefits.  Further, it is understood and agreed that this Separation Agreement does not bar the Executive’s right to file an administrative charge with the Equal Employment Opportunity Commission (“EEOC”), the United States Department of Labor (“USDOL”), the Securities and Exchange Commission (“SEC”), or any other federal, state of local agency.  Other than unemployment benefits, the Executive further covenants not to accept, recover or receive any monetary damages or any other form of relief which may arise out of or in connection with any administrative remedies which may be filed with or pursued against the Company or any Releasee independently by any governmental agency or agencies, whether federal, state or local, except that Executive may receive an award from the SEC under the federal securities laws.

8.           No Pending Actions or Claims.  To the extent applicable, the Executive represents that the Executive has not filed any lawsuits against the Company or any Releases at the time the Executive executes this Separation Agreement.  Further, to the extent applicable, the Executive has not suffered any work-related illness or injury that could form the basis of any workers’ compensation or disability claim as of the date the Executive executed this Separation Agreement of which Executive is reasonably aware.  The Executive further agrees that the Executive has been paid all compensation due as a result of the Executive’s employment with the Company, provided that Executive has received all compensation and payments due and owing to the Executive under Section 6(a) of the Employment Agreement.

9.            Confidentiality.  Except as otherwise expressly provided in this paragraph, the parties agree that the terms and conditions of this Separation Agreement are and shall be deemed to be confidential and hereafter shall not be disclosed to any other person or entity.  The only disclosures excepted by this paragraph are (a) as may be required by applicable law, rule or regulation or the stock exchange on which the Company’s securities may then be listed; (b) the parties may tell prospective employers the dates of the Executive’s  employment, positions held, the Executive’s duties and responsibilities and salary history with the Company; (c) the Executive is able to disclose Sections 9 and 10 of the Employment Agreement, as referenced herein, to potential or future employers; (d) the parties may disclose the terms and conditions of this Separation Agreement to their attorneys, accountants, tax advisors, and/or any other person necessary to enforce such terms and conditions; and (e) the parties may disclose the terms and conditions of this Separation Agreement to their respective spouses, if any, provided, however, that the Executive makes the Executive’s spouse aware of the confidentiality provisions of this paragraph and the Executive’s spouse agrees to keep the terms of this Separation Agreement confidential.

10.           No Harassing Conduct.

(a)          The Executive covenants that the Executive shall not undertake any harassing or disparaging conduct directed at the Company or any Releasee and that the Executive shall refrain from making any harassing or disparaging statements concerning the Company or any Releasee to any third party.

(b)          The Company covenants that the Company shall not undertake any harassing or disparaging conduct directed at the Executive and that the Company shall refrain from making any harassing or disparaging statements concerning the Executive to any third party.

11.          Enforcement.  The parties agree to pay their own attorneys’ fees and all other costs and expenses incurred in enforcing this Separation Agreement.

12.         No Reliance Upon Other Statements.  This Separation Agreement is entered into without reliance upon any statement or representation of any party hereto or parties hereby released other than the statements and representations contained in writing in this Separation Agreement, and the terms of the Employment Agreement, incorporated herein by reference.

13.          Full and Knowing Waiver.  By signing this Separation Agreement, the Executive certifies that:

(a)           the Executive has read and understands this Separation Agreement;

(b)          the Executive was given at least twenty-one (21) calendar days from the date this Separation Agreement was initially presented to consider this Separation Agreement before signing this Separation Agreement;

(c)           the Executive was advised in writing, via this Separation Agreement, to consult with an attorney before signing this Separation Agreement;

(d)          the Executive agrees to its terms knowingly, voluntarily and without intimidation, coercion or pressure.

14.         Revocation of Age Release.  The Executive may revoke this Separation Agreement within seven (7) calendar days after signing it.  To be effective, such revocation must be received in writing by the Human Resources Director for Century Communities, Inc., at 8390 E. Crescent Parkway, Suite 650, Greenwood Village, CO 80111.  Revocation can be made by hand delivery, telegram, facsimile, or postmarking before the expiration date of this seven (7) day period.

15.         Acceptance of Separation Agreement.  To accept this Separation Agreement, the Executive understands that he must sign this Separation Agreement and return an original signed document to the Human Resources Director for Century Communities, Inc., at 8390 E. Crescent Parkway, Suite 650, Greenwood Village, CO 80111.

16.         No Application or Reemployment.  The Executive hereby agrees that he shall not seek reinstatement or apply for future employment with the Company.  The Executive agrees that any application for reinstatement or for future employment with the Company will be considered void from its inception, and may be summarily rejected by the Company without explanation or liability.  In addition, if the Executive should be offered or accept a position with the Company, the offer may be withdrawn, or the Executive may be terminated immediately, without notice or cause.  The Executive further agrees that, in the event of such an offer and withdrawal, or hiring and termination, he waives any right to recover damages, seek or obtain equitable remedies, obtain unemployment benefits, claim wrongful termination or breach of contract, and that this Separation Agreement may be used as a defense by the Company in any legal or administrative proceeding.

17.         Colorado Law and Venue.  The laws of the State of Colorado shall govern this Separation Agreement without regard to choice of law.  The parties further understand and agree that, in any legal proceeding arising under this Separation Agreement, venue shall be in Arapahoe County, Colorado.

18.         Integration.  Should any provision of this Separation Agreement be declared or be determined by any court of competent jurisdiction to be wholly or partially illegal, invalid, or unenforceable, the legality, validity, and enforceability of the remaining parts, terms, or provisions shall not be affected thereby, and said illegal, unenforceable, or invalid part, term, or provision shall be deemed not to be a part of this Separation Agreement.

19.          Entire Agreement.  This Separation Agreement, and the references to certain provisions of the Employment Agreement (i.e., Sections 6, 8, 9, 10, and 11) incorporated by reference herein sets forth the entire agreement between the parties hereto and fully supersedes any and all prior or contemporaneous agreements or understandings, written or oral, between the parties pertaining to the subject matter hereof.

[Signature Page Follows]

In Witness Whereof, the undersigned hereunto set their hands to this Separation Agreement effective as of ________________________.

Executive:
Dale Francescon
Address:

City, State & Zip:

Telephone

Facsimile:

email:

Company:	Century Communities, Inc., a Delaware corporation

By:

Name:

Title:

	Address:	8390 E. Crescent Parkway, Suite 650 Greenwood Village, CO 80111

Telephone:

Facsimile:

email: